Exhibit 10.2

AMENDMENT NO. 1 TO
DIRECTOR NONQUALIFIED
 DEFERRED COMPENSATION PLAN

This is Amendment No. 1 to a Director Nonqualified Deferred Compensation Plan, (the "Plan") as last amended and restated in 2009 by Stock Yards Bank & Trust Company and S.Y. Bancorp, Inc. (together referred to herein as the "Company"), and shall be effective as of the date it executed below.

Recitals

A.	The Company maintains the Plan and has reserved the right to amend it in Section 13.2 thereof.

B.	In addition to cash fees for directors of the Company, directors typically receive equity awards under the S.Y. Bancorp, Inc. 2005 Stock Incentive Plan.

C.	The Company wishes to expand the terms of this Plan to allow deferral of taxation of the value of property received upon lapse of a risk of forfeiture under certain Stock Plan awards.

Amendments

Now, therefore, the Plan is hereby amended as follows:

1.            Section 2.8 of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

2.8           "Deferral Credits" means the amounts credited to an Account hereunder pursuant to the provisions of Section 4 based on a Participant's Election Form(s) as soon as practicable after each date cash fees would otherwise be paid to the Participant by the Company, and after S. Y. Bancorp, Inc. ("Company Stock") would otherwise have been issued to Participant upon lapse of a risk of forfeiture (i.e., vesting) of RSUs granted under the Stock Plan.

2.            Section 2.11 of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

2.11         "Election Form" shall mean the form or forms (separate for cash fees and for RSU deferrals) or electronic enrollment process established from time to time by the Committee that a Participant uses to make a Deferral election under the Plan, and to designate when first eligible hereunder (or, pursuant to a 2006 transition rule set forth in Section 6.4) a payment form election as among the options available for Account payments or to designate in advance of any Plan Year that some or all of the Deferral Credits for that Plan Year should be allocated to an In-Service Account.

3.            A new Section 2.23 is hereby added to the Plan to read as follows:

2.23         "RSU" means an award made under the Stock Plan that entitles the Participant to be issued shares of Common Stock based on the number of units granted and related accumulated dividends, if applicable, upon the lapse of predetermined restrictions in an award agreement.

4.            A new Section 2.24 is hereby added to the Plan to read as follows:

2.24          "Stock Plan" means the S.Y. Bancorp, Inc. 2005 Stock Incentive Plan or a successor plan approved by S.Y Bancorp, Inc. shareholders which allows grants of equity-based awards to directors of the Company.

5.            Section 4 of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

4.1           Cash-Based Fee Deferral Credits.  Each Active Participant may elect, by delivering an Election Form during the Annual Enrollment Period, to defer the receipt of his cash-based Director fees for services by a dollar amount or any whole percentage of up to 100%.  The amount of the Participant's Deferral shall be credited by the Company to the Deferred Compensation Account (or, if so designated on the Election Form, In-Service Account) maintained for the Participant pursuant to Section 5.3.

4.2           Common Stock Deferral Credits.  Each Active Participant may elect by delivering an Election Form during the Annual Enrollment Period, to defer the receipt of Common Stock issuable upon lapse of a risk of forfeiture of an RSU. The Participant also may designate all or a portion of an RSU to be withdrawn at a specified date as described in Section 5.3.  Common Stock resulting from RSU deferral elections shall be tracked in terms of the number of shares issuable under the RSU. The Participant 's RSU Deferral shall be credited by the Company to the Deferred Compensation Account (or, if so designated on the Election Form, In-Service Account) maintained for the Participant pursuant to Section 5.3.

4.3           Effective Date of Deferral Elections. The Participant's Election Form shall become effective with respect to such Participant as of the first day of January following the date such form is received by the Committee (or, with respect to a Participant who is elected a Director and becomes eligible mid-Plan Year, at the first fee payment beginning after his Annual Enrollment Period has expired), and shall be irrevocable as of the end of the Annual Enrollment Period.  The elections of a Participant (for both cash-based fee deferral and Company Stock deferral) shall continue in effect for subsequent years until modified by the Participant as permitted in this Section 4.1, or until the earlier of the date the Participant incurs a Termination of Service or the first day of the Plan Year after the Participant ceases to be an Active Participant under the Plan.  Fees payable after the last day of the Plan Year solely for services provided during the final fee payment period containing December 31, is treated for purposes of this Section 4.1 as a fee for services performed in the subsequent taxable year, and the subsequent Plan Year's Election Form, if any, shall be applied thereto.

5.            Section 8.4 of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

8.4           Participant Directions.  Participant investment allocation elections shall be designated in writing or via an electronic link, in the manner prescribed by the Committee.  The investment election of the Participant shall remain in effect until a new election is made by the Participant, or until changes in the options are made by the Committee.  The Committee will determine a default investment option in which amounts assumed to be credited to a Participant's Account will be deemed to be invested if a Participant does not provide investment directions with respect to the Participant's Account, which default investment will be Company Stock with respect to RSU deferrals.  An investment allocation may be changed to apply a new allocation or include a new or replaced deemed investment, by the Committee prospectively at any time, with reasonable notice as soon as practicable thereafter to the Participant, except that: if a portion of an Account is deemed invested pursuant to this Section in Company Stock based on prior or default investment elections, and is elected to be moved out of that investment by the Participant, existing Account balances cannot thereafter be re-directed to a deemed Company Stock fund.  New Deferral Credits may be directed into the Company Stock fund.

In witness whereof, a duly authorized officer of each Company has executed this Amendment No 1 to the Director Nonqualified Deferred Compensation Plan as of the date set forth below.

STOCK YARDS BANK & TRUST COMPANY

By: _________________________________

Name: _______________________________

Title: ________________________________

Date: ________________________________

S. Y. BANCORP, INC.

By: _________________________________

Name: _______________________________

Title: ________________________________

Date: ________________________________

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